Orion Group Holdings, Inc. Reports First Quarter 2017 Results

HOUSTON, TEXAS, May 4, 2017 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net loss for the three months ended March 31, 2017, of $1.8 million ($0.07 diluted loss per share). These results compare to a net loss of $1.2 million ($0.04 diluted loss per share) for the same period a year ago.

First Quarter 2017 Highlights

•	Generated 7% year-over-year increase in contract revenues

•	Maintained elevated level of backlog

•	Affirming EBITDA growth guidance for full year 2017

•	Further developed our targeted infrastructure, industrial and building sectors

Consolidated Results for the First Quarter of 2017 compared to First Quarter 2016

•
Contract revenues were $138.8 million, an increase of 7.0%, as compared to revenues of $129.6 million. The increase is the result of improved operations in the marine construction segment's Tampa office and the continued solid execution and demand for services in the concrete construction segment.

•
Gross profit was $13.0 million, or a gross profit margin of 9.4%, as compared to gross profit of $14.7 million, or a gross profit margin of 11.3%. The decrease is primarily attributable to permitting delays which caused interruptions in the anticipated commencement of certain projects within the marine construction segment.

•	Selling, General and Administrative (SG&A) expenses were $15.0 million, as compared to $15.5 million.

•
EBITDA was $6.1 million, representing an 4.4% EBITDA margin which compares to EBITDA of $8.1 million, or a 6.2% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on Page 3 of this release; reconciliation tables are provided on Page 6).

“We were pleased with our market opportunities during the first quarter,” said Mark Stauffer, Orion Group Holdings' President and Chief Executive Officer. “As we previously mentioned, during the first quarter we saw delays in customers obtaining their permits on certain marine construction segment projects, which prevented us from starting these projects due to delayed notices to proceed, and which affected the overall mix of our project work during the quarter. In recent weeks, we’ve seen some of our customers receive their permits and we anticipate more to follow, which will allow some of our delayed work to start. Ultimately, we are hopeful that project timing will normalize over the next few quarters. Our concrete construction segment continues to perform very well and it generated strong results in both the Houston and Dallas-Fort Worth markets. We have begun the integration process on our recently acquired commercial concrete construction company, Tony Bagliore Concrete, Inc. (“TBC”) located in Central Texas, which is a market we targeted for entry. We believe 2017 is off to a good start and we are encouraged by the steady demand for construction services throughout our operating footprint.”

Segment Results for First Quarter 2017 Compared to First Quarter 2016

Marine Construction Segment

•	Contract revenues were $67.2 million, an increase of $4.8 million, or 7.6%. The increase is primarily attributable to improved operations in the Tampa office.

•
Operating loss was $7.7 million, as compared to an operating loss of $3.1 million. Operating margin for first quarter 2017 was (11.5%), as compared to (5.0%).  The change in operating loss is attributable to the timing and mix of projects, primarily associated with delays in customer permitting, which resulted in underutilized equipment and labor during the quarter.

•
EBITDA was $(0.6) million, representing a (0.9)% EBITDA margin which compares to EBITDA of $4.4 million, or a 7.0% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on Page 3 of this release; reconciliation tables are provided on Page 7).

Concrete Construction Segment

•	Contract revenues were $71.6 million, an increase of $4.4 million, or 6.5%. The increase is primarily the result of solid execution of operations and continued demand for services.

•
Operating income was $6.2 million, an increase of $3.5 million. Operating income margin for first quarter 2017 was 8.7%, as compared to 4.0%. The increase is primarily the result of solid execution of operations and continued demand for services.

•
EBITDA was $6.7 million, representing a 9.4% EBITDA margin which compares to EBITDA of $3.7 million, or a 5.6% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on Page 3 of this release; reconciliation tables are provided on Page 7).

Backlog

Backlog of work under contract as of March 31, 2017 was approximately $395 million, which compares with backlog under contract at March 31, 2016 of approximately $385 million.  Of the March 31, 2017 ending backlog, approximately $238 million was attributable to the marine construction segment, while $157 million was attributable to the concrete construction segment. This does not include backlog from recently acquired TBC, which will be incorporated in future periods.

"During the first quarter, we bid on approximately $668 million of opportunities and were successful on approximately $100 million," said Chris DeAlmeida, Orion Group Holdings' Vice President and Chief Financial Officer. "This resulted in a 0.72 times book-to-bill ratio for the quarter and a win rate of 15.0%. In the marine construction segment, we bid on approximately $253 million during the first quarter 2017 and were successful on $25 million. This resulted in a 0.37 times book-to-bill ratio and a win rate of 9.9% for the quarter. The win rate in the quarter was affected by the timing of awards in addition to a significant amount of quoted work and low bid work, which we expect to be awarded. In the concrete construction segment, we bid on approximately $415 million in work while being awarded approximately $75 million. This resulted in a 1.04 times book-to-bill ratio and a win rate of 18.1% for the quarter."

Mr. DeAlmeida continued, "We continued to see strong demand for our services during the first quarter. In total, we have approximately $863 million worth of bids outstanding, including approximately $41 million on which we are apparent low bidder, or have been awarded subsequent to the end of the first quarter, of which, approximately $32 million pertains to the marine construction segment and approximately $9 million is in the concrete construction segment.”

Outlook

“We continue to see solid market fundamentals and good bid opportunities in both our segments,” said Mr. Stauffer. "In addition to maintaining an elevated backlog, we're pleased with our bid opportunities as we move into what is typically the seasonally stronger period for our businesses. We remain focused on our vision to become the leading specialty construction company meeting the needs of our customers in the infrastructure, industrial and building sectors while focusing on the creation of shareholder value.

"Our marine construction segment continues to see private sector demand from a broad range of customers requiring waterside infrastructure improvements. Our emphasis remains on effective execution on projects, improving dredge utilization and controlling costs in order to maximize profitability. Despite the permitting process interruptions encountered during the first quarter, our underlying marine construction segment fundamentals are sound. In the public sector, we continue to monitor local, state and federal opportunities and pursue appropriate projects and bid lettings from the USACOE and other agencies as they become available."

Mr. Stauffer continued, "We anticipate demand for our concrete construction services to remain steady and are excited about the opportunity to extend the TAS brand into Central Texas with the recent acquisition of TBC. The integration of this acquisition is underway, which will serve as a platform for growth in this market, with established customer relationships and a dedicated workforce. Similar to the Houston and Dallas-Fort Worth markets, the Austin area population growth is consistently ranked among the highest for U.S. cities. Bid markets in our existing Houston and Dallas-Fort Worth markets continue to provide balanced opportunities for light commercial and structural projects. Our concrete construction segment remains focused on maintaining and expanding its market share with solid execution of projects.”

“As we look at the remainder of 2017, we continue to believe we will generate a significant improvement in EBITDA relative to 2016 driven by sustained bid opportunities, high level of backlog and a return to growth from our Tampa operations,” said Mr. DeAlmeida. “In April, we closed on the TBC transaction expanding our concrete construction footprint into the Central Texas market. We expect TBC to provide a platform for future growth. During this transition year however, we believe TBC will be neutral to slightly accretive to our 2017 earnings. We continue to expect to see full year 2017 EBITDA grow at least 40% as compared to the full year 2016. As we previously discussed, we could see outperformance to this year-over-year EBITDA growth target if permitting delays ease, growth in our commercial concrete business accelerates, Tampa operations growth accelerates, or we experience higher bid margins as a result of the increasing focus on infrastructure repair and upgrade that is currently unfolding in the U.S. Additionally, expansion of our existing operations or future operations in the infrastructure, industrial, or building sectors could provide further catalyst for EBITDA growth outperformance. We are excited about where the Company is headed and look forward to achieving our goals in 2017.”

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the first quarter 2017 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, May 4, 2017. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial the Orion Group Holdings, Inc. First Quarter 2017 Earnings Conference Call toll free at (855) 478-9690; participant code: 9985934.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services includes marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin." These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA is net income, while the GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Backlog

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 24, 2017, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share information)
(Unaudited)

	Three months ended March 31,
	2017	2016

Contract revenues	$138,757	$129,623
Costs of contract revenues	125,772	114,912
Gross profit	12,985	14,711
Selling, general and administrative expenses	14,979	15,538
(Gain) loss on sale of assets, net	(512)	(372)
Operating loss from operations	(1,482)	(455)
Other (expense) income
Other income	10	13
Interest income	—	1
Interest expense	(1,355)	(1,517)
Other expense, net	(1,345)	(1,503)
Loss before income taxes	(2,827)	(1,958)
Income tax benefit	(1,019)	(750)
Net loss	(1,808)	(1,208)

Basic loss per share	$(0.07)	$(0.04)
Diluted loss per share	$(0.07)	$(0.04)
Shares used to compute loss per share
Basic	27,786,087	27,286,981
Diluted	27,786,087	27,286,981

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In thousands, except share and per share information)
(Unaudited)

	Three months ended March 31,
	2017	2016
Marine Construction Segment
Contract revenues	$67,180	$62,415
Operating loss	(7,707)	(3,143)

Concrete Construction Segment
Contract revenues	$71,577	$67,208
Operating income	6,225	2,688

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)
(Unaudited)

	Three months ended March 31,
	2017	2016

Operating income (loss)	$(1,482)	$(455)
Other income	10	13
Depreciation and amortization	7,528	8,550
EBITDA(1)	$6,056	$8,108
Operating income (loss) margin(2)	(1.0)%	(0.4)%
Impact of depreciation and amortization	5.4%	6.6%
EBITDA margin(1)	4.4%	6.2%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, except margin data)
(Unaudited)

	Marine Construction Segment
	Three months ended March 31,
	2017	2016

Operating loss	$(7,707)	$(3,143)
Other income	1,831	2,463
Depreciation and amortization	5,255	5,067
EBITDA(1)	$(621)	$4,387
Operating loss margin(2)	(8.7)%	(1.1)%
Impact of depreciation and amortization	7.8%	8.1%
EBITDA margin(1)	(0.9)%	7.0%

	Concrete Construction Segment
	Three months ended March 31,
	2017	2016

Operating income	$6,225	$2,688
Other expense	(1,821)	(2,450)
Depreciation and amortization	2,273	3,483
EBITDA(1)	$6,677	$3,721
Operating income margin(2)	6.2%	0.4%
Impact of depreciation and amortization	3.2%	5.2%
EBITDA margin(1)	9.4%	5.6%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, except share and per share information)

	March 31, 2017	December 31, 2016
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$1,550	$305
Accounts receivable:
Trade, net of allowance of $0 and $0, respectively	77,628	92,202
Retainage	36,490	40,201
Other current	3,467	4,634
Income taxes receivable	99	133
Inventory	5,527	5,392
Deferred tax asset	—	2,013
Costs and estimated earnings in excess of billings on uncompleted contracts	46,294	39,968
Assets held for sale	6,375	6,375
Prepaid expenses and other	3,733	3,885
Total current assets	181,163	195,108
Property and equipment, net	153,916	158,082
Accounts receivable, non-current	1,748	733
Deferred tax asset, non-current	2,013	—
Inventory, non-current	3,989	3,998
Goodwill	66,351	66,351
Intangible assets, net of amortization	20,763	22,032
Other noncurrent	1,495	$1,372
Total assets	$431,438	$447,676
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of debt issuance costs	$13,712	$19,188
Accounts payable:
Trade	50,656	49,123
Retainage	758	893
Accrued liabilities	15,615	19,946
Taxes payable	269	689
Billings in excess of costs and estimated earnings on uncompleted contracts	24,564	27,681
Total current liabilities	105,574	117,520
Long term debt, net of debt issuance costs	78,822	82,077
Other long-term liabilities	2,841	2,493
Deferred income taxes	17,767	19,000
Interest rate swap liability	186	382
Total liabilities	205,190	221,472
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 28,502,700 and 28,405,850 issued; 27,791,476 and 27,694,626 outstanding at March 31, 2017 and December 31, 2016, respectively	284	283
Treasury stock, 711,231 and 711,231 shares, at cost, as of March 31, 2017 and December 31, 2016, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	(186)	(382)
Additional paid-in capital	172,051	171,079
Retained earnings	60,639	61,764
Total stockholders’ equity	226,248	226,204
Total liabilities and stockholders’ equity	$431,438	$447,676

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three months ended March 31,
	2017	2016
Cash flows from operating activities
Net loss	$(1,808)	$(1,208)
Adjustments to reconcile net income (loss) to net cash provided by (used in):
Operating activities:
Depreciation and amortization	7,528	8,550
Deferred financing cost amortization	301	303
Deferred income taxes	(550)	(707)
Stock-based compensation	350	433
(Gain) loss on sale of property and equipment	(512)	(372)
Change in operating assets and liabilities
Accounts receivable	18,436	(3,370)
Income tax receivable	34	—
Inventory	(126)	310
Prepaid expenses and other	156	(307)
Costs and estimated earnings in excess of billings on uncompleted contracts	(6,326)	11,116
Accounts payable	1,087	(13,262)
Accrued liabilities	(3,990)	(4,277)
Income tax payable	(419)	(44)
Billings in excess of costs and estimated earnings on uncompleted contracts	(3,117)	(522)
Net cash provided by (used in) operating activities	11,044	(3,357)
Cash flows from investing activities:
Proceeds from sale of property and equipment	839	634
Contributions to CSV life insurance	(127)	(132)
Purchase of property and equipment	(2,103)	(7,231)
Net cash used in investing activities	(1,391)	(6,729)
Cash flows from financing activities:
Borrowings from Credit Facility	10,000	22,000
Payments made on borrowings from Credit Facility	(19,031)	(11,688)
Exercise of stock options	623	8
Net cash (used in) provided by financing activities	(8,408)	10,320
Net change in cash and cash equivalents	1,245	234
Cash and cash equivalents at beginning of period	305	1,345
Cash and cash equivalents at end of period	$1,550	$1,579
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,073	$1,154
Taxes (net of refunds)	$(84)	$1

David Griffith
Investor Relations Manager
(713) 852-6582